Exhibit 99.1

Nortek Reports Fourth-Quarter and Full-Year 2015 Results

Providence, RI, February 29, 2016 - Nortek, Inc. (Nasdaq: NTK), a global diversified industrial company with leading brands and innovative air management and technology-driven solutions for residential and commercial applications, today announced financial results for the three-months and year ended December 31, 2015.
Management Commentary
“The underlying business fundamentals in the fourth quarter were positive,” said President and Chief Executive Officer Michael J. Clarke. “Organic sales growth was strong in our Air Quality, Security and Ergotron businesses led by new product sales and end market demand. In HVAC, underlying order trends are encouraging, though difficult year-over-year comparisons weighed on overall sales growth and operating margin. In Custom Air, the elimination of unprofitable product lines helped improve adjusted operating earnings and we expect continued momentum in the data center cooling market to help drive underlying sales growth for the segment.”

Mr. Clarke added, “2015 was an important year of transition for Nortek and marks the conclusion of a multi-year restructuring and transformation period. With the right people and processes in place and restructuring costs largely behind us, we believe the business is positioned for growth and improved profitability in 2016.”

Fourth Quarter 2015 Consolidated Highlights

•
Net sales decreased 0.9% to $631.0 million, from $636.8 million in the fourth quarter of 2014. Acquisitions contributed $10.2 million to fourth quarter net sales. Excluding acquisitions, divestitures and the impact of foreign exchange translation, net sales decreased 0.3%.

•
GAAP operating earnings were $28.1 million, compared with $29.1 million in the fourth quarter of 2014. Excluding the impact of acquisitions and divestitures, operating earnings were $29.5 million, compared with $29.7 million in the fourth quarter of 2014.

•
Adjusted operating earnings* were $34.9 million, compared with $41.6 million in the fourth quarter of 2014. Excluding acquisitions and divestitures, adjusted operating earnings were $36.1 million, compared with $42.2 million in the fourth quarter of 2014.

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* was $67.5 million, compared with $71.2 million in the fourth quarter of 2014. Excluding acquisitions and divestitures, adjusted EBITDA was $66.8 million, compared with $71.6 million in the fourth quarter of 2014.

•	GAAP net earnings were $3.9 million, or $0.24 per diluted share, compared with $4.6 million, or $0.29 per diluted share, in the fourth quarter of 2014.

•	Free cash flow, which is defined as net cash provided by operating activities minus capital expenditures, was $12.8 million, compared with $8.8 million in the fourth quarter of 2014.

•	As of December 31, 2015, Nortek had $24.6 million of unrestricted cash and cash equivalents on its balance sheet, compared with $58.4 million on December 31, 2014.

•	As of December 31, 2015, Nortek had $44.0 million of borrowings outstanding under its ABL facility. Nortek had no borrowings outstanding under its ABL facility on December 31, 2014.
* See appendix for reconciliation to most comparable GAAP equivalent.
Fourth Quarter 2015 Segment Highlights

•
Net sales in the Air Quality & Home Solutions (AQH) segment increased 2.8% (7.1% on a constant currency basis) compared with the fourth quarter of 2014. The increase on a constant currency basis was primarily driven by higher sales into the appliance and wholesale channels.

•
In the Residential & Commercial HVAC (RCH) segment, net sales decreased 11.0% (10.4% on a constant currency basis, excluding acquisitions) from the fourth quarter of 2014. The decrease year-over-year was primarily driven by a pre-buy in the fourth quarter of 2014 related to a regulatory change.

•
Net sales in the Custom & Commercial Air Solutions (CAS) segment decreased 4.6% (decreased 4.1% on a constant currency basis) compared with the fourth quarter of 2014. The decrease was mainly driven by the impact of discontinuing certain unprofitable product lines as part of the Company’s restructuring, partially offset by strong demand for air handler solutions.

•
In the Security & Control Solutions (SCS) segment, net sales increased 7.1% (6.4% on a constant currency basis, excluding acquisitions) from the fourth quarter of 2014. The increase was mainly due to solid demand across channels for our security and home automation products.

•
Net sales in the Audio, Video & Control Solutions (AVC) segments decreased 27.1% (17.2% excluding divestitures) compared with the fourth quarter of 2014. The organic decrease was primarily driven by lower sales of commercial A/V products, which is a product category the Company is rationalizing.

•
In the Ergonomic & Productivity Solutions (ERG) segment, net sales increased 22.6% (11.8% excluding the Anthro acquisition) from the fourth quarter of 2014. The organic increase in net sales primarily reflects increased demand for Ergotron branded sit/stand and medical cart products.

Full-Year 2015 Consolidated Highlights

•	Net sales decreased 0.8% to $2,526.1 million, from $2,546.1 million in 2014. Excluding acquisitions, divestitures and the impact of foreign exchange translation, net sales decreased 3.3%.

•
GAAP operating earnings were $85.4 million, compared with $42.9 million in 2014. Excluding the impact of acquisitions and divestitures, operating earnings were $91.1 million, compared with $47.4 million in 2014.

•
Adjusted operating earnings* were $142.9 million, compared with $163.5 million in 2014. Excluding acquisitions and divestitures, adjusted operating earnings were $143.6 million, compared with $167.3 million in 2014.

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* was $266.5 million, compared with $275.1 million in 2014. Excluding acquisitions and divestitures, adjusted EBITDA was $254.6 million, compared with $276.6 million in 2014.

Outlook
“Looking ahead to 2016, we are encouraged by the underlying fundamentals of our business segments, which we believe sets us up for improved financial performance,” Clarke said. “We have a strong slate of new product introductions and favorable tailwinds in our end markets, which contribute to our positive outlook.”
Clarke continued, “Excluding potential headwinds from foreign exchange translation, we expect to deliver overall net sales growth in 2016 despite planned lower sales related to our restructuring efforts. With increased sales volume and the benefits from our restructuring actions, we expect to achieve growth in both reported and adjusted operating earnings in 2016. Offsetting a portion of this growth will be normal increases in operating expenses and important investments in product development and marketing. Importantly, we anticipate solid free cash flow generation in 2016, benefitting from improved operating performance, the near elimination of restructuring charges and strong working capital management.”
Conference Call Details
Nortek has scheduled a conference call to review its fourth quarter and full year 2015 results tomorrow, March 1, 2016, at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company’s website at www.nortek.com. The live call also can be accessed by dialing (866) 405-1203 or (201) 689-8432 prior to the start of the call. For those who are unable to listen to the live call, the webcast will be archived on the Company’s website. An accompanying slide presentation also will be available on the website.
About Nortek
Nortek is a global, diversified industrial company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company’s broad array of offerings includes ventilation products such as range hoods and bathroom fans, security and audio/video solutions, heating and cooling products, air management systems, and ergonomic and productivity solutions.
As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
In this press release, we discuss and analyze the results of operations and financial condition of Nortek, Inc. and its wholly owned subsidiaries. In addition to historical information, we also make statements relating to the future, called “forward-looking” statements, which are provided under the “safe harbor” protection of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "seek," "should," "will," or "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include: global economic conditions; the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets; the availability and cost of certain raw materials and purchased components (including, among others, steel, copper, aluminum, electronics, motors, plastics, compressors, various chemicals and paints, and packaging); compliance with conflict minerals regulations; weather fluctuations; acquisition and integration risks; the success of our operational improvement initiatives; potential restructurings and business shutdowns; competition; foreign economic and political conditions; increased costs associated with regulatory compliance, including environmental, health and safety laws and the U.S. Foreign Corrupt Practices Act; foreign currency fluctuations; international business practices; maintaining good relationships with customers and suppliers; labor disruptions; product innovations and improvements; product and warranty liability claims; product recalls or reworks; employment levels; intellectual property rights; security breaches; maintaining pension plans; changes in tax law; our ability to maintain acceptable shipping performance to our customers; and our ability to service our indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under Item 1A in our Annual Report on Form 10-K and any further disclosures the Company makes on related subjects in subsequent reports filed with the SEC.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the fourth quarter ended December 31,
	2015	2014
	(Dollar amounts in millions, except per share data)

Net Sales	$631.0	$636.8

Cost and Expenses:
Cost of revenues	443.7	449.6
Selling, general and administrative expense, net	140.5	141.8
Impairment of long-lived assets and goodwill	0.4	—
Amortization of intangible assets	18.3	16.3
	602.9	607.7
Operating earnings	28.1	29.1
Net interest expense	(24.6)	(27.6)
Earnings before benefit from income taxes	3.5	1.5
Benefit from income taxes	(0.4)	(3.1)
Net earnings	$3.9	$4.6

Basic earnings per share	$0.24	$0.29

Diluted earnings per share	$0.24	$0.29

Weighted Average Common Shares:
Basic	15,955,790	15,804,492
Diluted	16,087,242	16,083,431

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in millions)

	December 31,
	2015	2014
ASSETS
Current Assets:
Unrestricted cash and cash equivalents	$24.6	$58.4
Restricted cash	0.3	0.6
Accounts receivable, less allowances	340.0	324.9
Net inventories	368.1	374.3
Prepaid expenses	19.3	18.4
Other current assets	10.9	10.1
Tax refunds receivable	8.2	8.0
Deferred tax assets	—	28.1
Total current assets	771.4	822.8

Long-Term Assets:
Total property and equipment, net	229.0	238.0
Goodwill	505.5	474.3
Intangible assets, less accumulated amortization	609.1	642.6
Deferred debt expense	13.5	17.3
Other assets	15.4	14.1
	1,372.5	1,386.3
Total Assets	$2,143.9	$2,209.1

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
Short-term bank obligations	$0.5	$0.6
Current maturities of long-term debt	6.9	6.3
Accounts payable	269.2	288.8
Accrued expenses, taxes, and deferred revenue	214.5	222.4
Total current liabilities	491.1	518.1

Other Liabilities:
Deferred income taxes	76.9	123.5
Other	178.5	185.9
	255.4	309.4

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,385.1	1,339.4

Total stockholders' investment	12.3	42.2
Total Liabilities and Stockholders' Investment	$2,143.9	$2,209.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

 NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the fourth quarter ended December 31,
	2015	2014
	(Dollar amounts in millions)

Cash flows from operating activities:
Net cash provided by operating activities	$28.5	$20.0
Cash flows from investing activities:
Capital expenditures	(15.7)	(11.2)
Net cash paid for businesses acquired and dispositions	—	(13.0)
Net cash paid for acquisition of assets	(6.0)	—
Proceeds from the sale of property and equipment	1.0	0.1
Change in restricted cash and marketable securities	0.1	0.1
Other, net	(0.1)	—
Net cash used in investing activities	(20.7)	(24.0)
Cash flows from financing activities:
Proceeds from ABL and other borrowings	113.8	110.8
Payment of ABL and other borrowings	(124.4)	(113.3)
Net use from equity transactions	(0.3)	1.9
Excess tax benefit on share-based awards	(0.1)	(3.2)
Net cash used in financing activities	(11.0)	(3.8)
Net change in unrestricted cash and cash equivalents	(3.2)	(7.8)
Unrestricted cash and cash equivalents at the beginning of the period	27.8	66.2
Unrestricted cash and cash equivalents at the end of the period	$24.6	$58.4

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(A)
Nortek, Inc. (“Nortek”) and all of its wholly owned subsidiaries, collectively the “Company,” is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five primary reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, with additional manufacturing in China and Mexico, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company operates on a calendar year, and each interim period is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The three months ended December 31, 2015 ("fourth quarter of 2015") and December 31, 2014 ("fourth quarter of 2014") include 96 days and 95 days, respectively.

The accompanying unaudited condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

This unaudited condensed consolidated summary of operations should be read in conjunction with the consolidated financial statements and the notes included in the Company's latest annual report on Form 10-K, as may be updated by quarterly reports on Form 10-Q, and current reports on Form 8-K as filed with the Securities and Exchange Commission.

(B)
The Company has supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, which the Company refers to as "adjusted" measures, including adjusted operating earnings and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). Adjusted operating earnings is defined as operating earnings as reported, adjusted to exclude certain cash and non-cash, non-recurring items that are otherwise included in operating earnings. Adjusted EBITDA is defined as adjusted operating earnings, further adjusted to exclude depreciation and amortization expense, and share-based compensation expense.

Adjusted operating earnings and EBITDA are not defined terms under GAAP. Neither should be considered as an alternative to operating earnings or net earnings (loss) as a measure of operating results. There are material limitations associated with making the adjustments to the Company's earnings to calculate adjusted operating earnings and EBITDA, and using these non- GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, adjusted operating earnings and EBITDA do not include:

•	interest expense, and, because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of the Company's costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of the Company's operations, tax expense is a necessary element of its costs and ability to operate; or

•
certain cash and non-cash, non-recurring items, and share-based compensation expense, and, because such items can, at times, affect the Company's operating results, the exclusion of such items is a material limitation.

Further, adjusted EBITDA does not include depreciation and amortization expense, and, because the Company uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue.

The Company presents adjusted operating earnings and EBITDA because it considers them important supplemental measures of its performance and believes they are frequently used by the Company's investors and other interested parties, as well as by management, in the evaluation of other companies in its industry. In addition, adjusted operating earnings and EBITDA provide additional information used by the Company's management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes that adjusted operating earnings and EBITDA facilitate operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

While adjusted operating earnings and EBITDA are frequently used as measures of operations and the ability to meet debt service requirements by other companies, the Company’s use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following table reconciles operating earnings to adjusted operating earnings and EBITDA for the fourth quarters and years ended December 31, 2015 and 2014:

	For the fourth quarter ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
	(Dollar amounts in millions)

Operating earnings	$28.1	$29.1	$85.4	$42.9
Restructuring and transformation charges (a)	8.0	9.5	51.3	30.4
Other Adjustments:
Non-cash impairment charges	0.4	—	1.6	80.4
Non-recurring (gains) losses (b) (c)	(2.0)	0.8	4.4	1.4
Acquisition fees and expenses	0.9	1.3	1.7	7.5
Gain on sale of assets	(0.9)	—	(0.9)	(0.3)
Joint venture loss (income)	0.4	0.3	(0.3)	—
Net foreign exchange losses (gains) (d)	—	0.6	(0.3)	1.2
Subtotal - Other Adjustments	(1.2)	3.0	6.2	90.2
Adjusted Operating Earnings	34.9	41.6	142.9	163.5
Depreciation and amortization expense	30.9	28.3	118.2	105.4
Share-based compensation expense	1.7	1.3	5.4	6.2
Adjusted EBITDA (e)	$67.5	$71.2	$266.5	$275.1

(a)
Includes all restructuring charges, including severance, relocation and transformation/transition costs. Costs associated with these activities for the fourth quarters and years ended December 31, 2015 and 2014 were as follows:

	For the fourth quarter ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
	(Dollar amounts in millions)		(Dollar amounts in millions)
Subsidiary Combinations	$0.3	$1.2	$7.8	$4.4
Manufacturing Rationalization & Relocation Initiatives	0.2	6.3	6.5	14.7
Warehousing & Distribution Consolidation	2.6	1.1	13.9	2.8
CAS Segment Consolidation	3.8	—	12.0	—
Other operational improvement initiatives	0.5	0.6	3.9	8.2
All other exit and disposal activities	0.6	0.3	7.2	0.3
	$8.0	$9.5	$51.3	$30.4

(b)
For the fourth quarter of 2015, this amount includes (1) a favorable fair value adjustment of approximately $(3.5) million relating to the Numera contingent consideration within the SCS segment, (2) approximately $0.5 million in legal and other professional services incurred related to the FCPA investigation primarily in the SCS segment, and (3) approximately $1.0 million of charges associated with executive transition employment and separation agreement costs and other fees within Unallocated.

For the fourth quarter of 2014, this amount includes approximately $0.8 million in legal and other professional services incurred related to the FCPA investigation primarily in the SCS segment.

(c)
For the year ended December 31, 2015, this amount includes (1) a favorable fair value adjustment of approximately $(3.5) million relating to the Numera contingent consideration within the SCS segment, (2) the loss on sale of assets of TV One of approximately $2.9 million in the AVC segments, (3) approximately $2.3 million in legal and other professional services incurred related to the FCPA investigation primarily in the SCS segment, (4) approximately $2.8 million of charges associated with executive transition employment and separation agreement costs and other fees within Unallocated, and (5) accretion of approximately $(0.1) million to record leasehold fair value adjustments.

For the year ended December 31, 2014, this amount includes (1) approximately $0.8 million in legal and other professional services incurred related to the FCPA investigation in the SCS segment, (2) severance of approximately $0.2 million related to headcount reductions in the CAS segment, (3) approximately $0.2 million of charges within the ERG segment relating to the write off of an indemnification asset associated with a reserve for uncertain tax positions, and (4) approximately $0.2 million related to the write-off of deferred equity costs within Unallocated.

(d)	Non-cash foreign exchange (gains) losses relate to intercompany debt not indefinitely invested in our subsidiaries.

(e)
See the Company's Form 10-K for the annual period ended December 31, 2015 for information pertaining to the pro forma effect of acquisitions and dispositions, which is not reflected in the above presentation of Adjusted EBITDA.